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Exhibit 99.9

Coors Brewing Company and National Football League Renew Exclusive Sponsorship Agreement Through 2010 Season

        GOLDEN, Colo., Sept. 6—Coors Brewing Company and the National Football League have signed a new multi-year sponsorship agreement, following three successful seasons as partners. The highly sought-after "Official Beer Sponsor" designation for Coors will now extend through the 2010 season.

        "Coors has been an important part of the NFL family of sponsors since 2002 with its ongoing support of the NFL, its programs and teams," said Roger Goodell, the NFL's executive vice president and chief operating officer. "We are pleased to extend our partnership."

        With hundreds of millions of fans worldwide, NFL football has been the favorite sport of consumers since 1965, according to Harris Poll research. In fact, more than 120 million viewers tune in to watch NFL football each week.

        "The NFL is the single greatest sports property in the world and we are extremely pleased to remain associated with it—particularly in light of the intense competition for the beer category sponsorship," said Frits van Paasschen, president and CEO of Coors Brewing Company. "The NFL has been a terrific marketing partner for Coors and we look forward to creating exciting consumer programs that only the official beer of the NFL can offer," he said. In addition to general market programming, Coors will work with the NFL to create programs that engage the Hispanic consumer in the football experience.

        Coors Light is the third best-selling beer in the U.S. In 2005, Coors Light received top honors in the light beer category of the 2005 Brandweek® Customer Loyalty Awards.

        Similar to the existing sponsorship agreement, Coors will continue to use NFL trademarks including the NFL Shield and the Super Bowl logo in advertising and promotions. In addition, under the new agreement, the brewer will also enjoy greater access to and involvement with local NFL teams, and will benefit from enhanced television rights on NFL Network and broadcast media.

        Coors and the NFL initially signed a four-year sponsorship agreement in early 2002.

About Coors Brewing Company

        Coors Brewing Company is a subsidiary of Molson Coors Brewing Company, (NYSE, TSX—TAP). It is the third largest brewer in the U.S. The company's U.S. brands include Coors Light, Molson Canadian, Coors, Aspen Edge, Killian's Irish Red, Keystone, Blue Moon, Coors NA and Zima XXX. For more information on Molson Coors, visit the company's Web site, http://www.molsoncoors.com.

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  Exhibit 99.9